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                                                                  Exhibit 99.398


              FTRS SHOULD BE DEFINED AS PURELY FINANCIAL IN NATURE

The Firm Transmission Rights (FTR) instrument should contain no link whatsoever to system operation or scheduling - IT SHOULD REMAIN PURELY FINANCIAL IN NATURE. The FTR "tiebreaker" scheduling priority option creates a link to system operation whenever there is insufficient economic information (e.g., Adjustment Bids (ABs)) available to the ISO to economically implement its congestion management protocols. When this "tiebreaker" scenario occurs, the FTR would turn into a "physical" right to schedule. The "tiebreaker" scheduling priority option should be eliminated from further consideration, and not allowed to undermine the FTR instrument or the congestion management system.

The history of the "financial" vs. "physical" debate stretches back 5-6 years, beginning with the CPUC's "Yellow Paper" and "Blue Book," and culminating with their landmark December 20, 1995 restructuring Decision. In that Decision, the CPUC called for Transmission Congestion Contracts (TCCs) (now called FTRs), and found that financial rights "provide the best method of meeting the legitimate needs of the market." Today, stakeholders agree that financial rights are the way to move forward, albeit with the "tiebreaker" scheduling priority debate being the last vestige of physical rights.

There are numerous advantages to be realized by keeping the FTR a purely financial instrument, with no link to system operation:

-    FINANCIAL FTRS ARE ENTIRELY COMPATIBLE WITH LONG-TERM FIRM SUPPLY
     ARRANGEMENTS

     Proponents of physical FTRs claim that "scheduling certainty" is needed to support long-term firm must-run supply arrangements. This simply is not true. It is true that without scheduling certainty, suppliers can not be assured that physical delivery will occur. Of course, this is also true in a system with physical rights. However, the "commercial implications" of not having scheduling priority that guarantees physical delivery CAN be fully hedged and accounted for through ABs and the holding of pure financial FTRs. Either:

     1) The value that an SC (SC 1) implicitly places on the transmission (via their AB) will be high enough to be allocated scheduling rights on ISO transmission, thereby incurring no commercial implication costs; or

     2) Another SC (SC 2) places a greater value on the transmission in an hour than does SC 1, and SC 2 receives the physical right to schedule in that hour. SC 1, by holding the FTR, receives congestion revenues sufficiently high enough to completely cover any "commercial implication" costs. This is because SC 1 reflected those costs in its AB, and the resultant congestion revenues it receives as the FTR holder in that hour cannot, by definition, be lower than that value.

     Also, entering into must-run/must-take contracts in the future seems inconsistent with a robust electricity market.

- "TIEBREAKER" FTRS COULD NEGATIVELY IMPACT MARKET EFFICIENCY BY "THINNING" THE MARKET FOR ADJUSTMENT BIDS

     With pure financial FTRs, market participants have more incentive to submit ABs, thereby making the need for a "tiebreaker" scenario moot. Consider the example where two SCs submit schedules without ABs but only one SC has an FTR. Using the "tiebreaker" scheduling priority, the SC without the FTR would be curtailed ahead of the SC with an FTR. The holder of the FTR would certainly have less incentive to submit ABs than if there was no scheduling priority. A "deep" AB market is therefore essential to the efficient allocation and pricing of congested inter-zonal transmission capacity.

- MARKET POWER CONCERNS ARE EXACERBATED IF FTRS CARRY "TIEBREAKER" SCHEDULING PRIORITY

     If FTRs are concentrated among a few holders, a potential for the exercise of market power exists. Whether FTRs carry a scheduling priority or not, it may be possible for FTR holders to game the market by over-scheduling to create congestion and drive up zonal energy prices. THIS CONCERN IS EXACERBATED IF FTRS CARRY "SCHEDULING PRIORITY," since FTR holders would be assured of physical delivery of their supplies while competitors' schedules would be subject to curtailment. The ISO's Market Surveillance Group has analyzed the issues associated with FTRs and concluded that FTRs with "scheduling priority" pose significant market power concerns. It recommends that FTRs be purely financial. The University of California Energy Institute performed similar analysis and reached the same conclusion.

- FTRS THAT CARRY A "TIEBREAKER" SCHEDULING PRIORITY ARE OPERATIONALLY COMPLEX AND DIFFICULT TO ADMINISTER, AND WILL RESULT IN INCREASED TRACKING AND ACCOUNTING COSTS

     Experience in the market so far with ETCs has demonstrated the difficulty of handling different transmission service levels, and implementation of FTRs with scheduling priority will complicate this process even further. The secondary markets will also be impacted, as FTRs would have to be monitored so that FTR holders at any particular time are known with certainty.

- FTRS THAT CARRY "TIEBREAKER" SCHEDULING PRIORITY FACE POSSIBLE FERC INVOLVEMENT IN THE FTR SECONDARY MARKETS

- INDEPENDENT MARKET OBSERVERS (E.G., THE CPUC & CEC) HAVE ENDORSED A SYSTEM OF PURELY FINANCIAL RIGHTS

- FERC HAS ALREADY SET A PRECEDENT BY APPROVING A PURE FINANCIAL FTR INSTRUMENT FOR THE PJM SYSTEM

- PURE FINANCIAL FTRS MOVE THE NEW RESTRUCTURED ELECTRIC MARKET FORWARD, instead of maintaining a system of physical scheduling rights, one in which transmission "haves" and "have-nots" were prevalent. Reforming and moving beyond this antiquated structure was one of the principal underlying drivers of electric industry restructuring.

The expected frequency of occurrence of the "tiebreaker" is also important. Since the market opened, ABs have simply not been as forthcoming as had been hoped. If the lack of ABs dictates a high frequency occurrence of the "tiebreaker" scenario, a system that uses FTR "tiebreaker" scheduling priority essentially turns into a system of requiring physical rights to schedule, thereby completely undermining the marginal cost-based, open access market that has been developed. Conversely, if the "tiebreaker" scenario occurs only rarely or not at all, as its proponents have sometimes claimed, the "stated" need for FTR "tiebreaker" scheduling priority becomes completely moot.